METHODE ELECTRONICS, INC. MEETS
FISCAL 2012 SALES AND EARNINGS PER SHARE GUIDANCE AND REAFFIRMS FISCAL 2013 GUIDANCE

Net Sales Improve 5.9% Quarter Over Quarter and 8.6% Year Over Year
Net Income Includes Higher Income Taxes in Both Periods

Chicago, IL - June 28, 2012 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2012 fourth quarter and full year ended April 28, 2012.

Fourth-Quarter Fiscal 2012
Methode's fourth-quarter Fiscal 2012 net sales increased $7.0 million, or 5.9 percent, to $126.4 million from $119.4 million in the same quarter of Fiscal 2011.

Net income decreased $4.3 million to $5.8 million, or $0.15 per share, in the fourth quarter of Fiscal 2012 from net income of $10.1 million, or $0.27 per share, in the same period of Fiscal 2011. Year over year, Fiscal 2012 fourth-quarter net income was negatively affected by:

•	lower income tax benefit of $3.8 million;

•	higher costs of $0.8 million related to the design, development and engineering of a North American automotive program launched in Fiscal 2012 and a program scheduled to launch in late Fiscal 2013;

•	the absence of the gain, net of tax, on the sale of Optokon of $0.6 million in the Fiscal 2011 period; and

•	higher selling and administrative expense of $0.5 million due to the acquisitions of Advanced Molding and Decoration (AMD) and Eetrex.

Year over year, Fiscal 2012 fourth-quarter net income benefitted from:

•	currency translation benefit of $0.1 million compared to currency translation expense of $0.6 million in the Fiscal 2011 period;

•	life insurance policy proceeds of $0.4 million;

•	lower stock award amortization expense of $0.2 million;

•	lower amortization of intangibles of $0.2 million;

•	lower costs related to vendor production and delivery issues of $0.1 million;

•	lower legal expense of $0.1 million; and

•	higher sales.

Excluding the gain on the sale of Optokon in the Fiscal 2011 period, Methode's net income was $6.0 million, or $0.16 per share, in the Fiscal 2011 fourth quarter.

Consolidated gross margins as a percentage of sales decreased to 18.2 percent in the Fiscal 2012 fourth quarter compared to 21.7 percent in the same period of Fiscal 2011. The decrease was due primarily to design, development and engineering costs for a new automotive program launched

Methode Electronics, Inc. Reports Fiscal 2012 Fourth-Quarter And Full-Year Financial Results

in Fiscal 2012 and a program scheduled to launch in late Fiscal 2013, increased sales of automotive product that has higher prime cost due to the current high percentage of purchased content, as well as lower sales and an unfavorable product mix in the Power Products segment, partially offset by lower costs related to vendor production and delivery issues in the Automotive segment.

Selling and administrative expense decreased $2.0 million, or 10.0 percent, to $18.0 million in the Fiscal 2012 fourth quarter compared to $20.0 million in the prior-year fourth quarter due primarily to lower stock award amortization expense, lower legal expense and lower selling and marketing expenses, partially offset by higher expense related to the acquisitions of AMD and Eetrex. Selling and administrative expense as a percentage of net sales decreased to 14.3 percent for the Fiscal 2012 fourth quarter compared to 16.8 percent in the same period last year.

In the Fiscal 2012 fourth quarter, income tax benefit was $0.2 million compared to a benefit of $4.0 million for the Fiscal 2011 period. For the Fiscal 2012 period, income tax expense of $1.7 million related to income taxes on foreign profits was offset by a $1.9 million Malta tax credit. The net benefit in the fourth quarter of Fiscal 2011 was primarily due to a benefit of $3.5 million for an intraperiod tax allocation related to the sale of Optokon and a benefit of $1.2 million related to foreign tax credits, partially offset by income tax expense of $0.7 million on foreign profits.

Fourth-Quarter Fiscal 2012 Segment Comparison
Comparing the Automotive segment's fourth quarter of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales increased 12.7 percent attributable to

•
A 104.0 percent sales improvement in North America due to increased sales for the Ford center console program and lead frame assembly products, which represented 54.0 percent of the increase, and to sales from the AMD acquisition;

•	a 5.0 percent sales decrease in Europe primarily due to fluctuation in currency exchange rates; and

•
a 16.4 percent sales decrease in Asia attributable to lower sales of lead frame assembly products due to the planned transfer of this business to North America and because of lower demand for steering angle sensor products.

•
Gross margins as a percentage of sales decreased to 13.9 percent from 15.5 percent due to higher design, development and engineering costs for a North American automotive program launched in Fiscal 2012 and a program scheduled to launch in late Fiscal 2013, as well as the increased sales of automotive product that has higher prime cost due to the current high purchased content, partially offset by lower costs related to vendor production and delivery issues.

•
Income from operations decreased 17.5 percent due to design, development and engineering costs for a North American automotive program launched in Fiscal 2012 and a program scheduled to launch in late Fiscal 2013, as well as increased selling and administrative expense due to the AMD acquisition, partially offset by higher sales.

Comparing the Interconnect segment's fourth quarter of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales decreased 1.1 percent attributable to

•	lower European sales of 17.7 percent due to lower radio remote control sales, and the closure of a legacy sales office in Ireland; and

•	lower Asian sales of 26.6 percent due to lower sales for legacy products due to the planned exit of a product line; partially offset by

•	higher North American sales of 10.0 percent due to increased appliance and radio remote control product sales, partially offset by lower data solutions products sales.

•	Gross margins as a percentage of sales declined to 31.0 percent from 34.1 percent due primarily to lower sales within the segment.

Methode Electronics, Inc. Reports Fiscal 2012 Fourth-Quarter And Full-Year Financial Results

•	Income from operations was flat due to lower appliance sales offset by lower selling and administrative expense.

Comparing the Power Products segment's fourth quarter of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales decreased 10.8 percent as a result of

•	a 7.5 percent sales decrease in North America due to lower demand for flexible cabling products, partially offset by higher busbar and heat sink demand;

•	a 40.0 percent sales decrease in Europe on a small base of business due to lower busbar demand; and

•	a 7.6 percent sales decrease in Asia due to lower busbar demand.

•	Gross margins as a percentage of sales declined to 12.9 percent from 22.3 percent due to lower sales and an unfavorable product mix in the North American cabling business.

•	Income from operations decreased 111.1 percent to a loss due to lower sales and an unfavorable product mix, partially offset by lower selling and administrative expense.

Fiscal 2012
Methode's Fiscal 2012 net sales increased $36.9 million, or 8.6 percent, to $465.1 million from $428.2 million in Fiscal 2011. Translation of foreign currency increased net sales $2.3 million, or 0.5 percent, in the year-over-year comparison.

Net income decreased $11.1 million to $8.4 million, or $0.22 per share, in Fiscal 2012 compared to $19.5 million, or $0.52 per share, in Fiscal 2011. Year over year, Fiscal 2012 net income was negatively affected by:

•	higher income tax expense of $7.3 million;

•	higher costs related to the design, development and engineering of a North American automotive programs launched in Fiscal 2012 and a program scheduled to launch in late Fiscal 2013 of $3.4 million;

•	higher selling and administrative costs of $1.2 million due to the acquisitions of Eetrex and AMD;

•	higher stock award amortization expense of $1.0 million;

•	higher costs related to vendor production and delivery issues of $1.0 million;

•	lower life insurance proceeds of $0.8 million;

•	the absence of the gain, net of tax, on the sale of Optokon of $0.6 million in Fiscal 2011;

•	the absence of a Malta grant of $0.5 million in the Fiscal 2011 period; and

•	higher costs for new product development within the Power Products segment of $0.5 million.

Year over year, Fiscal 2012 net income benefitted from:

•	the absence of an expense of $2.1 million for litigation regarding the Blue Angel dispute in the Fiscal 2012 period;

•	the absence of negotiated cancellation and other customer cancellation costs and inventory charges of $1.7 million in the Fiscal 2012 period;

•	lower legal expense of $0.7 million;

•	lower amortization of intangibles of $0.6 million; and

•	higher sales.

Excluding the gain on the sale of Optokon, the expense for litigation regarding the Blue Angel dispute and the negotiated program termination charge in the Fiscal 2011 period, Methode's net income was $18.7 million, or $0.49 per share, in Fiscal 2011.

Consolidated gross margins as a percentage of sales were 17.9 percent in Fiscal 2012 compared to 20.8 percent in Fiscal 2011. The decrease was due primarily to design, development and engineering costs for a

Methode Electronics, Inc. Reports Fiscal 2012 Fourth-Quarter And Full-Year Financial Results

new automotive program launched in Fiscal 2012 and a program scheduled to launch in late Fiscal 2013, higher costs related to vendor production and delivery issues, higher Power Products segment product development costs, as well as increased sales of automotive product that has higher prime cost due to the current high percentage of purchased content, partially offset by the absence of negotiated cancellation and other customer cancellation costs.

Selling and administrative expense decreased $0.9 million, or 1.3 percent, to $69.9 million in Fiscal 2012 compared to $70.8 million in the prior year due primarily to the absence of an expense for litigation regarding the Blue Angel dispute in the Fiscal 2011 period, lower legal expense and higher sales. The decrease was partially offset by higher selling and administrative costs due to the acquisitions of Eetrex and AMD, higher stock award amortization expense, lower life insurance proceeds of $0.8 million and the absence of a Malta grant of $0.5 million in the Fiscal 2011 period. Selling and administrative expense as a percentage of net sales decreased to 15.0 percent for Fiscal 2012 compared to 16.5 percent in Fiscal 2011.

In Fiscal 2012, income tax expense increased $7.3 million to an expense of $3.2 million compared to a benefit of $4.1 million for Fiscal 2011. For Fiscal 2012, the income tax expense relates to income taxes on foreign profits of $3.1 million and $2.0 million for taxes on a foreign dividend, partially offset by a benefit of $1.9 million relating to Malta tax credits. For Fiscal 2011, the income tax benefit includes a benefit for an intraperiod tax allocation related to the sale of Optokon of $3.5 million, a benefit of $2.7 million related to expiration of uncertain tax positions and interest from prior periods, partially offset by income taxes on foreign profits of $2.1 million.

Fiscal 2012 Segment Comparison
Comparing the Automotive segment's Fiscal 2012 to Fiscal 2011,

•	Net sales increased 20.2 percent attributable to

•
a 108.5 percent sales improvement in North America due to increased sales for the Ford center console program and transmission lead frame assembly, which represented 60.3 percent of the increase, and to sales from the AMD acquisition;

•	a 5.2 percent sales increase in Europe primarily due to fluctuation in currency exchange rates; and

•	a 3.4 percent sales increase in Asia due to higher demand for transmission lead frame and steering angle sensor products.

•
Gross margins as a percentage of sales decreased to 14.1 percent from 17.6 percent due to costs related to the design, development and engineering for a North American automotive program launched in Fiscal 2012 and a program scheduled to launch in Fiscal 2013, higher costs related to vendor production and delivery issues and the increased sales of automotive product that has higher prime cost due to the current high purchased content, partially offset by the absence of negotiated program termination charges.

•
Income from operations declined 24.8 percent due to expenses related to new programs and new product launches and higher costs related to vendor production and delivery issues, partially offset by increased sales, lower legal expense and the absence of an expense for litigation regarding the Blue Angel dispute.

Comparing the Interconnect segment's Fiscal 2012 to Fiscal 2011,

•	Net sales decreased 8.0 percent attributable to

•	lower North American sales of 5.9 percent due to reduced appliance and interface solutions sales, partially offset by improved data and safety radio remote control device sales;

•	lower European sales of 16.4 percent due to the absence of optical sales because of the sale of Optokon in the Fiscal 2011 fourth quarter, partially offset by higher data and

Methode Electronics, Inc. Reports Fiscal 2012 Fourth-Quarter And Full-Year Financial Results

safety radio remote control device sales;

•	lower Asian sales of 4.2 percent primarily due to lower sales from the planned exit of a legacy line.

•	Gross margins as a percentage of sales declined to 28.3 percent from 30.3 percent due primarily to lower sales.

•	Income from operations decreased 9.5 percent because of lower sales, partially offset by lower selling and administrative expense.

Comparing the Power Products segment's Fiscal 2012 to Fiscal 2011,

•	Net sales improved 3.2 percent driven by

•	a 4.1 percent sales increase in North America due to higher busbar demand;

•	a 3.8 percent rise in Asia sales due to growth in busbar demand; partially offset by

•	a 13.8 percent decline in sales in Europe due to lower busbar demand.

•
Gross margins as a percentage of sales declined to 16.5 percent from 21.0 percent due to higher costs related to new product development in North America and an unfavorable product mix in the North American cabling business.

•
Income from operations decreased 52.8 percent due to increased expense for new product development and an unfavorable product mix in the North American cabling business, partially offset by higher sales and the absence of the customer cancellation charge.

Guidance
Methode reiterates its full-year Fiscal 2013 guidance of $495 to $525 million in sales and earnings per share of $0.52 to $0.67. The Company anticipates the first quarter of Fiscal 2013 will bring lower sequential sales, as the first quarter is typically its weakest sales quarter. These lower sales, in conjunction with the costs associated with numerous new product launches, are expected to result in modestly above or below break-even earnings per share in the Fiscal 2013 first quarter.

The launch of a user interface panel for a large laundry program, along with the launch of multiple automotive programs in Europe in the second and third quarters is expected to improve second and third quarter sales and earnings sequentially. Additionally, the launch of the General Motors center console program in the fourth quarter is anticipated to make that quarter the Company's strongest in sales and earnings for Fiscal 2013.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Fiscal 2012 sales of $465 million and earnings per share of $0.22 met our financial guidance. We are pleased with our year-over-year sales growth of 8.6 percent, as well as the integration of an intricate paint process for automotive center consoles, which is producing center consoles for certain Ford models. We expect to have this vertical integration complete by the second quarter of Fiscal 2013.

“During Fiscal 2012, we continued to design, develop and engineer the launch of the General Motors center console program, which when launched in the fourth quarter of Fiscal 2013, is expected to generate over $100 million in revenue per year over the life of the program. Also, Methode's TouchSensor business developed a touch user interface for an OEM laundry program, which launches in the second quarter of Fiscal 2013 and is expected to represent approximately $30 to $40 million in annual revenue at full run rate in Fiscal 2014.”

Mr. Duda concluded, “With these and other launches throughout the year, Methode is on track to achieve significantly improved sales and earnings in Fiscal 2013.”
Conference Call

Methode Electronics, Inc. Reports Fiscal 2012 Fourth-Quarter And Full-Year Financial Results

The Company will conduct a conference call and Webcast today to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-0832 (domestic) or (201) 689-8433 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through July 14 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Account number 286 and Conference ID number 395969. On the Internet, a replay will be available for 30 days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Germany, India, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) further downturns in the automotive industry or the bankruptcy of certain automotive customers; (4) ability to compete effectively; (5) customary risks related to conducting global operations; (6) dependence on the availability and price of raw materials; (7) dependence on our supply chain; (8) ability to keep pace with rapid technological changes; (9) ability to avoid design or manufacturing defects; (10) ability to protect our intellectual property; (11) ability to withstand price pressure; (12) the usage of a significant amount of our cash and resources to launch new North American automotive programs; (13) location of a significant amount of cash outside of the U.S.; (14) currency fluctuations; (15) ability to successfully benefit from acquisitions and divestitures; (16) ability to withstand business interruptions; (17) unfavorable tax law changes; (18) ability to implement and profit from newly acquired technology; and (19) the future trading price of our stock.

Methode Electronics, Inc. Reports Fiscal 2012 Fourth-Quarter And Full-Year Financial Results

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Fiscal Quarter Ended
	April 28, 2012	April 30, 2011

Net sales	$126,400	$119,409

Cost of products sold	103,441	93,521

Gross margins	22,959	25,888

Selling and administrative expenses	18,077	20,103

Income/(loss) from operations	4,882	5,785

Interest (income)/expense, net	(129)	(6)
Other (income)/expense, net	(494)	592

Income/(loss) before income taxes	5,505	5,199

Income tax expense/(benefit)	(187)	(3,988)

Net income from continuing operations	5,692	9,187
Gain on sale of discontinued operation, net of tax ($4,148 less taxes of $3,493)	—	655
Net income/(loss)	5,692	9,842
Less: Net income/(loss) attributable to noncontrolling interest	(76)	(223)
NET INCOME/(LOSS) ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$5,768	$10,065

Basic income/(loss) per share:
Continuing operations	$0.15	$0.25
Discontinued operations	$—	$0.02
Basic income/(loss) per share	$0.15	$0.27

Diluted income/(loss) per share:
Continuing operations	$0.15	$0.24
Discontinued operations	$—	$0.02
Diluted income/(loss) per share	$0.15	$0.26

Basic shares	37,376,936	37,216,294
Diluted shares	37,634,313	38,128,095

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Fiscal Year Ended
	April 28, 2012	April 30, 2011

Net sales	$465,095	$428,215

Cost of products sold	381,981	339,042

Gross margins	83,114	89,173

Restructuring	—	(21)
Selling and administrative expenses	71,757	73,250

Income/(loss) from operations	11,357	15,944

Interest (income)/expense, net	(288)	198
Other (income)/expense, net	272	1,284

Income/(loss) before income taxes	11,373	14,462

Income tax expense/(benefit)	3,236	(4,076)

Net income from continuing operations	8,137	18,538
Gain on sale of discontinued operation, net of tax ($4,148 less taxes of $3,493)	—	655
Net income/(loss)	8,137	19,193
Less: Net income/(loss) attributable to noncontrolling interest	(246)	(307)
NET INCOME/(LOSS) ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$8,383	$19,500

Basic income/(loss) per share:
Continuing operations	$0.22	$0.51
Discontinued operations	$—	$0.02
Basic income/(loss) per share	$0.22	$0.53

Diluted income/(loss) per share:
Continuing operations	$0.22	$0.50
Discontinued operations	$—	$0.02
Diluted income/(loss) per share	$0.22	$0.52

Basic shares	37,366,505	37,128,157
Diluted shares	37,591,980	37,838,668

METHODE ELECTRONICS, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	April 28, 2012	April 30, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$86,797	$57,445
Accounts receivable, less allowance (2012 — $1,279; 2011 —$1,140)	98,359	88,036
Inventories:
Finished products	7,001	6,271
Work in process	14,235	10,981
Materials	22,325	21,305
	43,561	38,557
Deferred income taxes	3,529	3,778
Prepaid and refundable income taxes	1,015	851
Prepaid expenses and other current assets	7,172	7,294
TOTAL CURRENT ASSETS	240,433	195,961
PROPERTY, PLANT AND EQUIPMENT
Land	3,135	3,135
Buildings and building improvements	44,051	45,522
Machinery and equipment	230,265	249,597
	277,451	298,254
Less allowances for depreciation	200,299	236,743
	77,152	61,511
OTHER ASSETS
Goodwill	16,422	16,422
Other intangibles, less accumulated amortization	16,620	18,423
Cash surrender value of life insurance	8,802	10,028
Deferred income taxes	15,072	4,456
Pre-production costs	16,215	14,645
Other	12,932	13,298
	86,063	77,272
TOTAL ASSETS	$403,648	$334,744
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$54,775	$37,152
Salaries, wages and payroll taxes	9,554	8,996
Other accrued expenses	14,964	16,003
Deferred income taxes	9,131	—
Income tax payable	3,453	1,336
TOTAL CURRENT LIABILITIES	91,877	63,487
LONG-TERM DEBT	48,000	—
OTHER LIABILITIES	3,413	5,619
DEFERRED COMPENSATION	4,801	4,494
NON-CONTROLLING INTEREST	333	—
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,375,678 and 38,312,243 shares issued as of April 28, 2012 and April 30, 2011, respectively	19,188	19,156
Additional paid-in capital	77,652	72,113
Accumulated other comprehensive income	15,573	23,152
Treasury stock, 1,342,188 as of April 28, 2012 and April 30, 2011	(11,377)	(11,377)
Retained earnings	154,008	155,989
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	255,044	259,033
Noncontrolling interest	180	2,111
TOTAL EQUITY	255,224	261,144
TOTAL LIABILITIES AND EQUITY	$403,648	$334,744

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended
	April 28, 2012	April 30, 2011	May 1, 2010
OPERATING ACTIVITIES
Net income	$8,137	$19,193	$13,781
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of fixed assets	118	73	—
Gain on the sale of discontinued business	—	(4,148)	—
Gain on investment in business	—	(165)	—
Gain on bargain purchase	(255)	—	—
Provision for depreciation	14,348	13,354	17,112
Amortization of intangible assets	1,811	2,402	2,297
Impairment of tangible assets	—	1,299	710
Stock-based compensation	3,976	3,006	871
Provision for bad debt	495	249	142
Deferred income taxes	(1,939)	(5,207)	3,992
Changes in operating assets and liabilities:
Accounts receivable	(13,525)	(17,846)	(12,436)
Inventories	(3,278)	(8,710)	645
Prepaid expenses and other current assets	(10,255)	13,841	(39)
Accounts payable and accrued expenses	25,192	(301)	291
NET CASH PROVIDED BY OPERATING ACTIVITIES	24,825	17,040	27,366

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(25,744)	(15,223)	(9,379)
Acquisition of businesses	(6,353)	(2,470)	(325)
Acquisition of technology licenses	—	—	(530)
Proceeds from life insurance policies	—	1,515	2,464
NET CASH USED IN INVESTING ACTIVITIES	(32,097)	(16,178)	(7,770)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	263	1,028	185
Tax expense from stock options and awards	—	—	(31)
Cash dividends	(10,364)	(10,329)	(10,414)
Proceeds from borrowings	52,000	—	—
Repayment of borrowings	(4,000)	—	—
NET CASH PROVIDED BY/ (USED IN) FINANCING ACTIVITIES	37,899	(9,301)	(10,260)
Effect of foreign currency exchange rate changes on cash	(1,275)	2,063	455
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	29,352	(6,376)	9,791
Cash and cash equivalents at beginning of year	57,445	63,821	54,030
CASH AND CASH EQUIVALENTS AT END OF YEAR	$86,797	$57,445	$63,821